EXHIBIT 99(a)
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INSILCO [LOGO]

Excellence in Electronics and
Telecommunications Components                              FOR IMMEDIATE RELEASE
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                                  NEWS RELEASE
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Investors: Michael R. Elia               Sr. Vice President & CFO  (614)791-3117
Media:     Kimberly Kriger/Adam Weiner   Kekst and Company         (212)521-4800

               INSILCO ANNOUNCES RESULTS OF AUCTION TO SELL ASSETS

DUBLIN, OHIO - MARCH 4, 2003 - Insilco Holding Co. announced today that Amphenol Corporation has emerged as the successful bidder in a competitive auction for the majority of Insilco Technologies, Inc.'s custom assembly business assets for approximately $14 million, subject to closing adjustments. The results of the auction will be presented for approval by the United States Bankruptcy Court for the District of Delaware at a hearing in Philadelphia, PA, on March 7, 2003.

Because there were no competitive bids submitted for the Company's other going concern assets, the Bankruptcy Court will be asked to approve the sale of those assets pursuant to previously announced contracts. Specifically, Bel Fuse Ltd. has agreed to purchase the passive components business for approximately $35 million; SRDF Acquisition Company LLC, a private investor group, will purchase the stamping assets for approximately $13 million; LL&R Partnership, a private investor group, will purchase the North Myrtle Beach custom assembly business for approximately $1.7 million. Insilco Technologies, Inc. has also agreed to sell the Ireland-based custom assembly business to that facility's general manager, Mr. Stephen Bullock, for approximately $850,000.

The closing of the transactions remain subject to, among other things, customary closing conditions and Bankruptcy Court approval.

Insilco Holding Co., and certain of its domestic subsidiaries, filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code on December 16, 2002, with the stated intention to facilitate the planned sales of the going concern assets of the Company.

About Insilco Holding Co.
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Insilco Holding Co., through its wholly-owned subsidiary Insilco Technologies,
Inc., is a leading global manufacturer and developer of a broad range of magnetic interface products, cable assemblies, wire harnesses, high-speed data transmission connectors, power transformers and planar magnetic products, and highly engineered, precision stamped metal components.

Insilco maintains more than 1.5 million square feet of manufacturing space and has 21 locations throughout the United States, Canada, Mexico, China, Ireland and the Dominican Republic serving the telecommunications, networking, computer, electronics, automotive and medical markets. For more information visit our sites at www.insilco.com or www.insilcotechnologies.com.

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